Exhibit 10.2

December 28, 2011

Mr. Barry Gilbert
Chief Executive Officer
IEC Electronics Corp.
105 Norton St.
P. O. Box 271
Newark, NY  14513-0271

Dear Barry:

We are pleased you have chosen Insero & Company CPAs, P.C. (the “Firm”) to provide Outsource Accounting Services to IEC Electronics Corp (“IEC”, or the “Company”). This letter sets forth our understanding of the terms and objectives of this new engagement, the nature and scope of the services we expect to provide, and the related fee arrangements.  Our understanding of these services is based on our discussions with you.

Our team approach

We have found it to be very helpful to our clients for us to use a “team approach.”  Therefore, not only will you have ongoing involvement with us, but you will also have access to the benefits of all of the resources of our firm whose skills complement each other as they assist in solving a wide range of business, management information systems and tax issues.  We feel that you will derive substantial benefit from this approach.  As part of the engagement, the Firm will provide the services of Vincent A. Leo (“Mr. Leo”), CPA, who will serve as your primary consultant and interim Chief Financial Officer (“CFO”).  It is understood that other personnel of the Outsource Accounting Services Group of the Firm may be utilized under Mr. Leo’s direction as deemed appropriate for the nature of the task performed.

Services

The Firm will assign Mr. Leo to provide to IEC support services reasonable and customary for a person filling the position of interim CFO (the “Services”) as required by IEC, including among others involvement with SEC filings, monthly and quarterly financial statements, and staff development.  Mr. Leo, while serving as interim CFO of the Company, will have the customary duties and legal responsibilities of a CFO of a public company listed on NYSE/AMEX, and will be available as needed by IEC until such time that IEC finds, and installs, a suitable CFO replacement.  While serving as interim CFO, Mr. Leo will comply with Company policies applicable to its executive officers (to the extent applicable in light of his role as a non-employee), including without limitation the Company Code of Ethics and Insider Trading Policy.  The Company acknowledges that Mr. Leo is not required to devote his full time and attention to his services under this engagement, and may continue to provide services to other Firm clients, either as a CPA or consultant.  We understand that Mr. Leo will be indentified in an 8-K and press release to be filed and issued by IEC, announcing the appointment of the Firm to provide interim CFO services, and you agree that no such filing or press release will be made unless the specific form thereof has been approved by the Firm.  We may utilize other outsource staff under Mr. Leo’s supervision, if legally permissible, at times to leverage work down to our lower rates if the skill set necessary to perform the work does not need the experience of the CFO level.  We will also identify opportunities where your internal staff may be able to perform some of the work under our direction and supervision to ensure the most cost effective solution.  The foregoing is based on our initial discussion of the work requirements, and both of us recognize that flexibility is required and specific duties and roles will evolve as the engagement proceeds.

Our objective is to provide your company with continuing support by an outsource consultant who has the skills and expertise necessary to be able to provide your company with the interim CFO services and the valuable financial and management advice that you need to successfully run your business.

Other matters

This specific engagement cannot be relied upon to disclose errors, irregularities or illegal acts, including fraud or defalcations, which may have taken place.  We will promptly notify you if we become aware of any such errors, irregularities or illegal acts during the performance of consulting  services described above.  Because the above noted agreed consulting services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), we are precluded from expressing an opinion as to whether any financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements.  We will not audit or review such financial statements, and accordingly, we will not express an opinion or any other form of assurance on them.  Notwithstanding the foregoing, the Firm acknowledges and agrees that Mr. Leo, as the interim principal financial officer of the Company, will have the obligations imposed by law on the person serving in that position.

We accept no responsibility for damages, which may result from actions taken by third parties who purport to have relied on reports or information that may be prepared by us.  Similarly, because our services are being performed to provide information that you feel will be useful for the purposes noted above, we cannot be responsible for damages, which may occur should our results be utilized for any other purpose other than that which has been expressly stated above.

To the fullest extent permitted by law, the Company hereby undertakes to indemnify and defend the Firm and its owners, partners, directors, officers and employees, including specifically Mr. Leo (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”), and to hold each of the Indemnified Parties harmless from and against all claims, liabilities, losses, costs, penalties and other damages (collectively, “Damages”) of any kind whatsoever arising as a result of the provision of Services by the Firm, except, in the case of the Firm, to the extent arising out of the gross negligence or willful misconduct of any Indemnified Party, and in the case of Mr. Leo, so long as he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and had no reasonable cause to believe his conduct was unlawful.  This indemnification will survive termination of this letter.  Without limiting the generality of the foregoing, to the fullest extent reasonably practical the Company agrees to take promptly all actions necessary to cause the Firm and Mr. Leo to be covered by the policy of  Directors and Officer’s Liability Insurance maintained by the Company, including having the Firm and Mr. Leo named as additional insureds thereunder, and further agrees to provide to the Firm and Mr. Leo evidence of such insurance upon their reasonable request.

The parties agree that the Firm will have no liability to the Company arising out of the provision of Services, except to the extent based upon its gross negligence or willful misconduct The Company waives any claim against the Firm for punitive damages.  The Firm’s entire liability for all claims, damages and costs of the Company arising from this engagement is limited to the amount of fees actually paid by the Company to the Firm for Services.  Any claims arising out of services rendered pursuant to the agreement shall be resolved in accordance with the laws of New York State.

Fee arrangements

For the services described above, our fees are determined based upon our estimate of the time required by the individuals assigned to the engagement, plus any direct expenses.  Our fees will be based on a weekly rate of $7,600, which  is initially expected to cover approximately 32 hours per week by Mr. Leo.  In the event other members of our team are engaged in the delivery of Services, we will discuss with you in advance the impact on our fees.  For your reference, our outsource consultant hourly rates range from $75-350 per hour depending on the level of experience necessary for the work being performed.  Travel in excess of two (2)  hours will be billed at one-half of our ordinary rates.

We will submit our bill for these services promptly at the completion of each month.  Billings are due within 30 days of submission.  We recognize that flexibility is required and that a more concise definition of our responsibilities may evolve as the engagement proceeds.

Termination

The relationship can be terminated by either party at any time with written notice.

In summary

Barry, we appreciate the opportunity to serve you and are looking forward to working closely with your organization.

Please feel free to contact me directly should you have any questions.

Very truly yours,

/s/ Nancy E. Catarisano

Nancy E. Catarisano, CPA
Partner

Insero & Company CPAs, P.C

If the above terms are acceptable to you and the service outlined are in accordance with your understanding, please sign a copy of this engagement letter in the space provided and return it to me.

Accepted and approved for:

IEC ELECTRONICS CORP.

By:	/s/ W. Barry Gilbert
W. Barry Gilbert
Chairman and Chief Executive Officer

Dated: December 28, 2011